Exhibit 99.4

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,  C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 11, 2014, with respect to the financial statements of  Great China Mania Holdings, Inc., for the year ended December 31, 2012 on Amendment No. 1 to Registration Statement on Form S-1 to be filed on or about September 25, 2014. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.
/s/ Albert Wong & Co.

Albert Wong & Co.
Hong Kong
Dated: September 25, 2014